EXHIBIT 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between LAKE SHORE MHC Dunkirk, New York LAKE SHORE BANCORP, INC. Dunkirk, New York and FEDERAL RESERVE BANK OF PHILADELPHIA Philadelphia, Pennsylvania	Docket No. 23-011-WA/RB-HC

WHEREAS, Lake Shore MHC, Dunkirk, New York (“Lake Shore MHC”), is a registered savings and loan holding company that owns and controls Lake Shore Bancorp Inc., Dunkirk, New York (“Lake Shore BC”);
WHEREAS, Lake Shore BC is a registered savings and loan holding company that owns and controls Lake Shore Savings Bank, Dunkirk, New York, a federal savings bank (“Lake Shore FSB”);
WHEREAS, it is the common goal of Lake Shore MHC and Lake Shore BC (collectively, the “Companies”), and the Federal Reserve Bank of Philadelphia (the “Reserve Bank”) to maintain the financial soundness of the Companies so that the Companies may serve as a source of strength to Lake Shore FSB;

WHEREAS, the Companies and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
WHEREAS, the boards of directors of the Companies have authorized the undersigned to enter into this Agreement on behalf of each of the Companies, and consent to compliance with each and every provision of this Agreement by the Companies.
NOW, THEREFORE, Lake Shore MHC, Lake Shore BC, and the Reserve Bank agree as follows:
Source of Strength
1. The boards of directors of the Companies shall take appropriate steps to fully utilize the Companies’ financial and managerial resources, pursuant to section 38A of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1831o-l) and section 238.8(a) of Regulation LL of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 238.8(a)), to serve as a source of strength to Lake Shore FSB, including, but not limited to, taking steps to ensure that Lake Shore FSB complies with the Consent Order entered into with the Office of the Comptroller of the Currency on February 9, 2023, and any other supervisory action taken by Lake Shore FSB’s federal regulator.
Capital Conservation
2. (a) Effective immediately, the Companies shall not, directly or indirectly, declare or pay dividends, engage in share repurchases, or make any other capital distribution in respect of common shares, preferred shares, or other capital instruments, including, without limitation, any interest payments due on subordinated debentures, without the prior written approval of the Reserve Bank and the Director of Supervision and Regulation of the Board of Governors. All requests for prior approval shall be received in writing at least 30 days prior to the earlier of the proposed declaration, payment, or distribution date, or required notice of deferral, and shall contain, at a minimum, current and projected information, as appropriate, on Lake Shore MHC’s and Lake Shore BC’s respective capital, earnings, and cash flow; Lake Shore FSB’s asset quality, earnings, and allowance for loan and lease losses; and identification of the source(s) of funding for the proposed payment or distribution.

(b) Effective immediately, the Companies shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank.  All requests for prior approval shall be received at least 30 days prior to the proposed transaction date and contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
Compliance with Laws and Regulations
3. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Companies shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation LL of the Board of Governors (12 C.F.R. §§ 238.71 et seq.).
   (b) The Companies shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Progress Reports
4. Within 45 days after the end of each calendar quarter following the date of this Agreement, the Companies’ boards of directors shall each submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications
5. All communications regarding this Agreement shall be sent to:
(a)	Mr. James W. Corkery, Jr.
Assistant Vice President
Federal Reserve Bank of Philadelphia
10 Independence Mall
Philadelphia, Pennsylvania 19106
(b)	Mr. John Terruso
Assistant Vice President - Legal
Federal Reserve Bank of Philadelphia
10 Independence Mall
Philadelphia, Pennsylvania 19106

(c)	Mr. Kim C. Liddell
President and CEO
Lake Shore MHC
Lake Shore Bancorp, Inc.
125 East Fourth Street
Dunkirk, New York 14048
Miscellaneous
6. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to the Companies to comply with any provision of this Agreement.
7. The provisions of this Agreement shall be binding upon the Companies and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the FDI Act (12 U.S.C. §§ 1813(u) and 1818(b)(3)), in their capacities as such, and their successors and assigns.
8. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

9. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting the Companies, Lake Shore FSB, any nonbank subsidiary of the Companies, or any of their current or former institution-affiliated parties and their successors and assigns.
10. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 28 day of June, 2023.
	LAKE SHORE MHC		FEDERAL RESERVE BANK OF PHILADELPHIA

By:	/s/ Kim C. Liddell	By:	/s/ James W. Corkery, Jr.
	Kim C. Liddell		James W. Corkery, Jr.
	President and CEO		Assistant Vice President

LAKE SHORE BANCORP, INC.

By:	/s/ Kim C. Liddell
Kim C. Liddell
President and CEO